EXHIBIT 99.1

CONTACT:

Thomas S. McHugh

Chief Financial Officer

314-216-2673

COMPANY PRESS RELEASE

Huttig Building Products Announces Record Fourth Quarter Net Sales and Income

ST. LOUIS, MO, February 13, 2004 — Huttig Building Products, Inc. (NYSE: HBP) today announced its highest fourth quarter net sales, net income and earnings per share since becoming public in 1999. Huttig recorded net sales of $230.3 million for the quarter ended December 31, 2003, compared to $201.4 million for the same quarter a year ago, an increase of 14%. The Company also announced net income of $1.6 million, or $0.08 per diluted share, for the fourth quarter of 2003, compared with breakeven results for the same quarter in 2002. The results for the quarter ended December 31, 2003 included net after-tax gains on the disposal of certain assets of $0.3 million, or $0.02 per diluted share.

Sales through wholesale distribution branches were $198.7 million for the fourth quarter of 2003, an increase of 15% over last year, with increases year-over-year in all regions of the country. Sales in Builder Resource branches were $23.3 million during the fourth quarter, or 22% higher than last year, which reflects increases in all its markets. Sales to outside customers for the Company’s mouldings and millwork manufacturer, American Pine Products, were $8.3 million during the fourth quarter, a decrease of $0.5 million or 6% compared to the same quarter last year.

Gross margins as a percentage of net sales during the fourth quarter of 2003 increased to 20.3%, compared to 19.4% for the same quarter of 2002. The margin improvement was primarily driven by improved inventory controls and lower material costs. Operating expenses for the fourth quarter were $42.0 million or 18.2% of sales, compared to $35.6 million or 17.7% of sales in the fourth quarter of 2002. The increase in operating expenses resulted primarily from volume related expenses associated with the higher sales levels, an increase in the number of field sales personnel and increases in other personnel related expenses.

For the year ended December 31, 2003, the Company reported net sales of $909.3 million, an increase of 4% over last year. This compares to decreases in net sales in 2002 and 2001 of 8% and 11%, respectively, over each of the prior years. Net income for the year ended December 31, 2003 was $3.4 million, or $0.17 per diluted share, compared to a net loss of $11.7 million, or $0.59 per diluted share, for 2002. Net income for 2003 included first and third quarter severance charges and other adjustments totaling $2.9 million, net of taxes, or $0.15 per diluted share. During 2002, the net loss included the combined, after-tax effects of a change in the accounting for goodwill, resulting in a write-off of $12.8 million, or $0.64 per diluted share, and a gain from the reversal of restructuring charges of $0.2 million, or $0.01 per diluted share.

The Company’s combined bank debt and trade payables ended the year at $127.1 million, a decrease of $14.6 million from a year ago. The decrease was primarily attributable to the faster collection of receivables and lower inventory levels as a result of improved inventory management. For the year, interest expense decreased from $9.4 million in 2002 to $6.5 million in 2003, primarily due to a lower effective interest rate.

Michael A. Lupo, the Company’s President and Chief Executive Officer, said, “We are extremely pleased with our record fourth quarter performance and our third consecutive quarter of improvement over the prior year. We were able to achieve record sales and earnings for the fourth quarter and meet our expectations for a profitable year despite an extremely difficult first quarter and changes throughout our organization. This is a testament to the talents and commitment of our employees.”

Regarding the Company’s outlook for 2004, Mr. Lupo stated, “While we expect housing starts to remain relatively flat in 2004, we have numerous opportunities to continue to grow sales and improve our bottom line. Our 2004 plans are focused on expanding our product mix and value-added service capabilities, and increasing sales to national and regional accounts. We also believe there are sales growth opportunities in markets where we currently have limited or no presence. Our management and field operations have shown that they are up to the challenge of growing our bottom line as well, and we will continue to focus on effectively managing our inventories and our overall operating costs in 2004. We are convinced we will see improved year-over-year performance.” The Company expects net sales in the first quarter of 2004 to range from $220 to $225 million and net income to be between $0.05 and $0.08 per diluted share, compared to a loss of $0.25 per diluted share for the same period last year. For the full year, the Company expects net sales to range between $950 and $970 million and net income to range between $0.55 and $0.65 per diluted share.

On February 13, 2004, Huttig and its bank lenders amended the Company’s revolving credit facility to provide for a “springing” lockbox arrangement. Under this arrangement, the Company now maintains a lockbox from which it may apply cash receipts to any corporate purpose so long as its monthly average availability does not fall below $20 million and it is not in default under its credit agreement. If either of those events occurs, the Company’s bank lenders may redirect funds from the lockbox to the payment of amounts outstanding under the facility. In accordance with Emerging Issues Task Force Issue No. 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include both a Subjective Acceleration Clause and a Lock-Box Arrangement,” the Company will restate its December 31, 2002 balance sheet to reclassify the borrowings under the credit agreement, which was entered into in August 2002, previously reported as long term liabilities, amounting to $65.0 million, to current liabilities. With the amendment to the Company’s credit facility, outstanding borrowings under the credit facility, which totaled $63.5 million at December 31, 2003, are properly classified as long term liabilities as of December 31, 2003. The restatement of the Company’s December 31, 2002 balance sheet will have no impact on its debt covenants under the credit agreement, its ability to draw on existing facilities or its previously reported net income.

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 54 distribution centers serving 46 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

This press release may contain forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

(UNAUDITED)

(IN MILLIONS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales	$230.3	$201.4	$909.3	$873.3
Cost of sales	183.6	162.4	733.0	704.8
Operating expenses	42.0	35.6	159.6	152.2
Reversal of restructuring charges	—	—	—	(0.3)
Depreciation and amortization	1.7	1.6	6.6	6.1
Gain on disposal of capital assets	(0.5)	—	(1.1)	(0.4)

Total costs of sales and operating expenses	226.8	199.6	898.1	862.4

Operating profit	3.5	1.8	11.2	10.9

Interest expense, net	(1.0)	(2.3)	(6.5)	(9.4)
Write-off of unamortized loan fees	—	—	—	(0.9)
Unrealized gain on derivatives	—	0.5	0.7	1.1

Total other expense, net	(1.0)	(1.8)	(5.8)	(9.2)

Income before income taxes and cumulative effect of a change in accounting principle	2.5	0.0	5.4	1.7
Provision for income taxes	0.9	—	2.0	0.6

Income before cumulative effect of a change in accounting principle	1.6	0.0	3.4	1.1
Cumulative effect of a change in accounting principle (net of $7.9 million of taxes)	—	—	—	(12.8)

Net income (loss)	$1.6	$0.0	$3.4	$(11.7)

Diluted net income (loss) per share:
Income before cumulative effect of a change in accounting principle	$0.08	$0.00	$0.17	$0.05
Cumulative effect of a change in accounting principle (net of taxes)	—	—	—	(0.64)

Net income (loss)	$0.08	$0.00	$0.17	$(0.59)

Average Diluted Shares Outstanding (Thousands)	19,482	19,631	19,499	19,775

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	December 31, 2003 (unaudited)	December 31, 2002
ASSETS
Cash	$5.0	$3.4
Trade Accounts Receivable and Inventory	150.5	151.2
Property, Plant and Equipment and Other Assets	70.5	78.9

Total Assets	$226.0	$233.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$63.6	$76.7
Accrued and Other Liabilities	26.7	23.6
Bank Debt	63.5	65.0

Total Liabilities	153.8	165.3

Total Shareholders’ Equity	72.2	68.2

Total Liabilities and Shareholders’ Equity	$226.0	$233.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31,

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1.6	$—	$3.4	$(11.7)
Cumulative effect of a change in accounting principle (net of tax)	—	—	—	12.8

Net loss before cumulative effect of a change in accounting principle	1.6	—	3.4	1.1
Gain on disposal of capital assets	(0.5)	—	(1.1)	(0.4)
Depreciation & amortization	1.8	1.9	7.4	7.2
Changes in operating assets and liabilities	20.6	19.5	(8.3)	(1.8)
Changes in other assets and liabilities	1.0	1.2	3.0	4.7

Total cash from operating activities	24.5	22.6	4.4	10.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of proceeds	0.4	(0.3)	(1.0)	(5.1)

Total cash from investing activities	0.4	(0.3)	(1.0)	(5.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in debt	(22.7)	(23.5)	(2.8)	(5.7)
Debt issuance costs	—	(0.2)	—	(1.6)
Proceeds from sale-leaseback of equipment	—	—	1.0	—
Proceeds from exercise of stock options	—	—	—	0.5
Purchase of treasury stock	—	(0.8)	—	(1.1)

Total cash from financing activities	(22.7)	(24.5)	(1.8)	(7.9)

NET INCREASE (DECREASE) IN CASH	2.2	(2.2)	1.6	(2.2)
CASH, BEGINNING OF PERIOD	2.8	5.6	3.4	5.6

CASH, END OF PERIOD	$5.0	$3.4	$5.0	$3.4